CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
MPEG Super Site, Inc. fka
Rocky Mountain Power Company

Dear Ladies and Gentlemen:

As independent certified public accountants, we hereby consent to the use of our report and to all references to our Firm included in or made a part of this registration statement.


By:/s/ Kurt D. Saliger
Kurt D. Saliger, CPA
Las Vegas, Nevada  89102
September 29, 1999